Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “General Information – Counsel and Independent Registered Public Accounting Firm” and “Financial Statements and Report of Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated January 27, 2014 on the financial statements and financial highlights of the Fiduciary/Claymore MLP Opportunity Fund for the period ended November 30, 2013, in Post-Effective Amendment No. 3 to the Registration Statement (Form N-2, No. 333-188687) and related Prospectus and Statement of Additional Information of the Fiduciary/Claymore MLP Opportunity Fund.

      /s/Ernst & Young LLP

Chicago, Illinois
February 21, 2014